Exhibit 8.1

Goodwin Procter llp 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

GOODWIN 368(a) OPINION

As of June 28, 2021

Chiasma, Inc.
140 Kendrick Street, Building C East
Needham, MA 02494

Ladies and Gentlemen:

We have acted as counsel to Chiasma, Inc., a Delaware corporation (“Chiasma”), in connection with the merger (the “Merger”) to be undertaken pursuant to the Reorganization Agreement (as defined below) as described in the registration statement on Form F-4 originally filed with the Securities and Exchange Commission on June 15, 2021, as amended through the date hereof (the “Registration Statement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

In rendering this opinion letter, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the effective time of the Merger, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Merger (the “Reorganization Agreement”), dated as of May 4, 2021, entered into by and among Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and Chiasma, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the truth, accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by Parent, on its behalf and on behalf of Merger Sub, and by Chiasma, on its own behalf, in representation letters dated June 28, 2021. We have also assumed that any representation in the representation letters or any document referred to herein that is made “to the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, or assumptions could adversely affect our opinion.

Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, that the transactions related to the Merger or contemplated by the Reorganization Agreement have been, are, or will be consummated in accordance with the Reorganization Agreement and as described in the Registration Statement and that none of the terms and conditions contained herein have been, are, or will be waived or modified in any respect prior to the effective time of the Merger, except to the extent expressly stated in this opinion letter.

This opinion is subject to the assumptions and qualifications set forth in the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Considerations.” In rendering this opinion letter, we have considered applicable provisions of the Code, Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. Such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which any of our opinions are based or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or in the Reorganization Agreement could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service, or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion, under currently applicable United States federal income tax law, that the Merger

(i) will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) will not result in the recognition of gain under Section 367(a)(1) of the Code by any holder of Chiasma common stock (other than any holder of Chiasma common stock that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)).

We are furnishing this opinion solely in connection with the Reorganization Agreement (and as an exhibit to the Registration Statement) and this opinion is not to be relied upon for any other purpose. The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. No opinion is expressed as to any matter not discussed herein. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP